EXHIBIT 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

TANTECH HOLDINGS LTD

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(4)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common shares, no par value	457(c)	61,313,874	(2)	$0.74	(3)	$45,372,266.76	$0.0001476	$6,696.95
Total Offering Amount			61,313,874				$45,372,266.76		$6,696.95
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$6,696.95

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Registrant is also registering hereunder an indeterminate number of additional common shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of an aggregate of 61,313,874 of the Registrant’s common shares, no par value (the “Common Shares”), consisting of (i) 3,750,000 Common Shares, (ii) up to 450,000 Common Shares issuable upon the exercise of Pre-Funded Warrants, (iii) up to a maximum of 45,985,404 Common Shares issuable upon the exercise of Series A Warrants and (iv) up to a maximum of 11,128,470 Common Shares issuable upon the exercise of Series B Warrants. All 61,313,874 Common Shares are to be offered for resale by the selling shareholders named in the prospectus contained in this Registration Statement on Form F-1.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low sale prices of the Registrant’s Common Shares on the Nasdaq Capital Market on July 10, 2024.

(4)	The Registrant will not receive any proceeds from the sale of its Common shares by the selling shareholders.